Free Writing Prospectus dated May 15, 2018	Filed Pursuant to Rule 433(d) Registration Statement No. 333-224340 May 15, 2018

Diageo Capital plc

$500,000,000 Floating Rate Notes due 2020

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc

Guarantor:	Diageo plc

Notes:	$500,000,000 Floating Rate Notes due 2020

Format:	SEC registered

Principal Amount:	$500,000,000

Net Proceeds (after underwriting discount before expenses):	$499,375,000

Use of Proceeds:	General corporate purposes

Minimum Denomination:	$200,000

Day Count:	Actual/360, Modified Following, Adjusted

Re-offer Price:	100%

Issue Date:	May 18, 2018 (T+3)

Maturity Date:	May 18, 2020

Floating Interest Rate:	For the first Interest Period, LIBOR as determined on May 16, 2018 plus 0.240% per annum. Thereafter, LIBOR as determined on the applicable Interest Determination Date plus 0.240% per annum.

Interest Payment Dates:	August 18, November 18, February 18 and May 18 of each year, commencing on August 18, 2018

Interest Reset Dates:	August 18, November 18, February 18 and May 18 of each year, commencing on August 18, 2018

Interest Periods:	From and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date.

Interest Determination Dates:	The second London Banking Day preceding the applicable Interest Reset Date.

Business Days:	New York, London

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated May 15, 2018 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated April 19, 2018 relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-9 of the Preliminary Prospectus Supplement.

Joint Bookrunners:	Barclays Capital Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Santander Investment Securities Inc. Standard Chartered Bank UBS Securities LLC

Settlement:	DTC; Book-entry; Transferable

Expected Rating:*	Moody’s: A3 / S&P: A- / Fitch: A-

Expected Listing:	London Stock Exchange

CUSIP	25243Y AW9

ISIN	US25243YAW93

Governing Law:	New York law

Selling Restrictions:	See “Underwriting” beginning on page S-19 of the Preliminary Prospectus Supplement.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

Diageo Capital plc

$500,000,000 3.000% Notes due 2020

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc

Guarantor:	Diageo plc

Notes:	$500,000,000 3.000% Notes due 2020

Format:	SEC registered

Principal Amount:	$500,000,000

Net Proceeds (after underwriting discount before expenses):	$499,115,000

Use of Proceeds:	General corporate purposes

Minimum Denomination:	$200,000

Day Count:	30/360, Following, Unadjusted

Re-offer Price:	99.948%

Re-offer Yield:	3.027%

Issue Date:	May 18, 2018 (T+3)

Maturity Date:	May 18, 2020

Coupon:	3.000%

Interest Payment Dates:	November 18 and May 18 of each year, commencing on November 18, 2018

Underlying Treasury:	2.375% due April 30, 2020

Treasury Price / Yield:	99.617 / 2.577%

Spread:	0.45%

Business Days:	New York, London

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated May 15, 2018 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated April 19, 2018 relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-9 of the Preliminary Prospectus Supplement.

Joint Bookrunners:	Barclays Capital Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Santander Investment Securities Inc. Standard Chartered Bank UBS Securities LLC

Settlement:	DTC; Book-entry; Transferable

Expected Rating:*	Moody’s: A3 / S&P: A- / Fitch: A-

Expected Listing:	London Stock Exchange

CUSIP:	25243Y AX7

ISIN:	US25243YAX76

Governing Law:	New York law

Selling Restrictions:	See “Underwriting” beginning on page S-19 of the Preliminary Prospectus Supplement.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

Diageo Capital plc

$500,000,000 3.500% Notes due 2023

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc

Guarantor:	Diageo plc

Notes:	$500,000,000 3.500% Notes due 2023

Format:	SEC registered

Principal Amount:	$500,000,000

Net Proceeds (after underwriting discount before expenses):	$497,735,000

Use of Proceeds:	General corporate purposes

Minimum Denomination:	$200,000

Day Count:	30/360, Following, Unadjusted

Re-offer Price:	99.777%

Re-offer Yield:	3.547%

Issue Date:	May 18, 2018 (T+3)

Maturity Date:	September 18, 2023

Coupon:	3.500%

Interest Payment Dates:	September 18 and March 18 of each year, commencing on September 18, 2018 (short first coupon payment date)

Underlying Treasury:	2.750% due April 30, 2023

Treasury Price / Yield:	99.234 / 2.917%

Spread:	0.63%

Business Days:	New York, London

Optional Redemption:	Prior to August 18, 2023, the greater of 100% of principal amount or present value at a discount rate of Treasury plus 10 bps. On or after August 18, 2023, 100% of the principal amount.

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated May 15, 2018 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated April 19, 2018 relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-9 of the Preliminary Prospectus Supplement.

Joint Bookrunners:	Barclays Capital Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Santander Investment Securities Inc. Standard Chartered Bank UBS Securities LLC

Settlement:	DTC; Book-entry; Transferable

Expected Rating:*	Moody’s: A3 / S&P: A- / Fitch: A-

Expected Listing:	London Stock Exchange

CUSIP:	25243Y AY5

ISIN:	US25243YAY59

Governing Law:	New York law

Selling Restrictions:	See “Underwriting” beginning on page S-19 of the Preliminary Prospectus Supplement.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

Diageo Capital plc

$500,000,000 3.875% Notes due 2028

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc

Guarantor:	Diageo plc

Notes:	$500,000,000 3.875% Notes due 2028

Format:	SEC registered

Principal Amount:	$500,000,000

Net Proceeds (after underwriting discount before expenses):	$496,505,000

Use of Proceeds:	General corporate purposes

Minimum Denomination:	$200,000

Day Count:	30/360, Following, Unadjusted

Re-offer Price:	99.631%

Re-offer Yield:	3.920%

Issue Date:	May 18, 2018 (T+3)

Maturity Date:	May 18, 2028

Coupon:	3.875%

Interest Payment Dates:	November 18 and May 18 of each year, commencing on November 18, 2018

Underlying Treasury:	2.875% due May 15, 2028

Treasury Price / Yield:	98.328 / 3.070%

Spread:	0.85%

Business Days:	New York, London

Optional Redemption:	Prior to February 18, 2028, the greater of 100% of principal amount or present value at a discount rate of Treasury plus 15 bps. On or after February 18, 2028, 100% of the principal amount.

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated May 15, 2018 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated April 19, 2018 relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-9 of the Preliminary Prospectus Supplement.

Joint Bookrunners:	Barclays Capital Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Santander Investment Securities Inc. Standard Chartered Bank UBS Securities LLC

Settlement:	DTC; Book-entry; Transferable

Expected Rating:*	Moody’s: A3 / S&P: A- / Fitch: A-

Expected Listing:	London Stock Exchange

CUSIP:	25243Y AZ2

ISIN:	US25243YAZ25

Governing Law:	New York law

Selling Restrictions:	See “Underwriting” beginning on page S-19 of the Preliminary Prospectus Supplement.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

*	A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Diageo has filed a registration statement (including a prospectus) (File No. 333-224340) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Diageo and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Diageo or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays on 1-888-603-5847; BofA Merrill Lynch on 1-800-294-1322; Goldman Sachs & Co. LLC on 1-866-471-2526; or UBS Securities LLC on 1-888-827-7275.

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